UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2019 (March 12, 2019)

Global Medical REIT Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-37815	46-4757266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, Suite 440

Bethesda, MD

20814

(Address of Principal Executive Offices)
(Zip Code)

(202) 524-6851

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Global Medical REIT Inc. (the “Company”), through certain of its indirect subsidiaries, entered into a purchase and sale agreement, effective as of March 12, 2019 (the “CNL Purchase Agreement”), with CHP Surprise AZ Rehab Owner, LLC; CHP Las Vegas NV Rehab Owner, LLC; CHP Oklahoma City OK Rehab Owner, LLC; and CHP Mishawaka IN Rehab Owner, LLC, each a Delaware limited liability company (collectively, the “CNL Seller”), to acquire an aggregate 207,204 square-foot portfolio of four inpatient rehabilitation facilities (the “CNL Portfolio”). The aggregate purchase price of the CNL Portfolio is $94 million (subject to an additional $1 million earn-out payment to the CNL Seller). The properties are located in Surprise, Arizona; Las Vegas, Nevada; Oklahoma City, Oklahoma and Mishawaka, Indiana.

The CNL Seller currently leases the CNL Portfolio to the following four tenants: (i) Encompass Health (the Las Vegas, Nevada property); (ii) a joint venture between Cobalt Rehabilitation and Tenet Healthcare (the Surprise, Arizona property); (iii) a joint venture between Mercy Health and Kindred Healthcare (the Oklahoma City, Oklahoma property) and (iv) St. Joseph’s Health System (the Mishawaka, Indiana property), pursuant to four triple-net leases (collectively, the “CNL Portfolio Leases”) with a weighted average remaining initial lease term of approximately 8.5 years and the following tenant renewal options: Las Vegas facility – four renewal options, each for five-year terms; Surprise facility – two renewal options, each for five-year terms; Oklahoma City facility – three renewal options, each for 10-year terms; and Mishawaka facility – two renewal options, each for five-year terms. The aggregate initial annual rent for the CNL Portfolio is approximately $6.9 million. The tenant at the Oklahoma City property has an option to purchase the facility after the end of the original lease term (September 2027) or extension term at a price equal to no less than the Fair Market Value of the property (as defined in the Lease). Upon the closing of the acquisition of the CNL Portfolio, the Company expects to assume the CNL Portfolio Leases.

The Company’s obligation to close the acquisition is subject to certain conditions. The Company has the right to terminate, without penalty, the CNL Purchase Agreement on or before March 15, 2019, if, in its sole discretion, it is not satisfied with the results of its ongoing due diligence process. If the Company does not terminate the CNL Purchase Agreement by March 15, 2019, the Company’s earnest money deposit in the amount of $1.5 million (the “Deposit”) becomes non-refundable except in the event of a CNL Seller default or failure of a condition to closing. Additionally, the tenant at the Oklahoma City, Oklahoma property has a Right of First Refusal whereby such tenant may exercise its right to purchase the Oklahoma City, Oklahoma property within 30 days from the date of the CNL Purchase Agreement. If the tenant exercises its Right of First Refusal, the Company will not purchase the Oklahoma City, Oklahoma property and the purchase price for the CNL Portfolio will be reduced by $28 million, the allocated purchase price of that property. The CNL Purchase Agreement is also subject to other customary terms and conditions as set forth in the CNL Purchase Agreement. Although the Company believes completion of this acquisition is probable, there is no assurance that the Company will close this acquisition on a timely basis, or at all.

The above descriptions of the terms and conditions of the CNL Purchase Agreement and the transactions contemplated thereby are only a summary and are not intended to be a complete description of the terms and conditions. All of the terms and conditions of the CNL Purchase Agreement are set forth in the CNL Purchase Agreement, which will be filed as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1*	Purchase and Sale Agreement, effective as of March 12, 2019, among CHP Surprise AZ Rehab Owner, LLC; CHP Las Vegas NV Rehab Owner, LLC; CHP Oklahoma City OK Rehab Owner, LLC; CHP Mishawaka IN Rehab Owner, GMR Surprise, LLC; GMR Las Vegas, LLC; GMR Oklahoma Northwest, LLC; and GMR SouthBend, LLC.

* To be filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Medical REIT Inc.

	By:	/s/ Jamie A. Barber
Jamie A. Barber
Secretary and General Counsel

Dated: March 13, 2019